MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

February 18, 2014

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblbank.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblbank.com

MINDEN BANCORP, INC. REPORTS RESULTS OF OPERATIONS

FOR THE YEAR AND 4th QUARTER ENDED DECEMBER 31, 2013

MINDEN, LA. – February 18, 2014-Minden Bancorp, Inc. (the “Company”) (OTC BB: MDNB) today reported net income for the quarter ended December 31, 2013 of $888,000 or $0.37 per diluted share, as compared to net income of $792,000 or $0.32 per diluted share for the quarter ended December 31, 2012. The $96,000 or 12.1% increase reflects a $127,000 increase in net interest income, a $65,000 increase in non-interest income, a $51,000 increase in non-interest expense and a $7,000 decrease in the provision for loan losses. Income tax expense increased by $52,000 for the quarter ended December 31, 2013 as compared to the quarter ended December 31, 2012 primarily due to increased net income.

The Company reported net income of $3.4 million or $1.41 per diluted share for the year ended December 31, 2013, an increase of $379,000 or 12.5% as compared to net income of $3.0 million or $1.23 per diluted share for the year ended December 31, 2012.

Total assets increased $12.4 million or 4.5% to $288.9 million at December 31, 2013 compared to $276.5 million at December 31, 2012. The increase primarily reflected a $2.2 million increase in cash and cash equivalents, a $1.1 million increase in investment securities and a $9.7 million increase in net loans. Total deposits increased by $11.5 million or 4.9% to $245.5 million at December 31, 2013.

Stockholders’ equity increased by $1.3 million or 3.3% to $41.6 million at December 31, 2013 as compared to $40.3 million at December 31, 2012. The increase was in part due to net income of $3.4 million and the exercise of stock options of $254,000 for the year ended December 31, 2013. Stockholders’ equity was reduced by other comprehensive loss of $1.4 million, dividends paid of $606,000 and the purchase of treasury stock in the amount of $511,000. Stockholders’ equity per share amounted to $17.70 at December 31, 2013.

Net interest income for the three months ended December 31, 2013 increased $127,000 or 6.0% to $2.2 million as compared to $2.1 million for the same period in 2012. Net interest income increased $335,000 or 4.0% to $8.7 million for the year ended December 31, 2013 as compared to $8.3 million for the same period in 2012. The increase in net interest income for the three months ended December 31, 2013 reflected an increase in interest income of $166,000 offset by a $39,000 increase in interest expense. The increase in interest income for the year ended December 31, 2013 reflected an increase in interest income of $334,000 combined with a $1,000 decrease in interest expense.

The provision for loan losses amounted to $23,000 and $92,000 for the three months and year ended December 31, 2013, respectively. At December 31, 2013, the Company’s total nonperforming assets and troubled debt restructurings amounted to $474,000 or 0.2% of total assets as compared to $1.4 million or 0.5% at December 31, 2012.

Total non-interest income increased from $162,000 and $719,000 for the three months and year ended December 31, 2012, respectively, to $227,000 and $858,000, respectively, for the comparable periods in 2013. The increases primarily reflected an increase in customer service fees and other operating income.

Non-interest expense was $1.1 million and $4.4 million for both the three months and years ended December 31, 2013 and 2012.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 103 year old Louisiana-chartered FDIC-insured commercial bank serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank converted to a Louisiana-charted commercial bank from a Louisiana-chartered building and loan association on February 5, 2014.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL CONDITION DATA

(In thousands)

	December 31,	December 31,
	2013	2012

Total assets	$288,880	$276,491
Cash and cash equivalents	36,505	34,290
Investment securities	89,276	88,188
Loans receivable – net	156,204	146,481
Deposits	245,474	233,963
Total stockholders' equity	41,646	40,325

MINDEN BANCORP, INC.

UNAUDITED SELECTED CONSOLIDATED OPERATING DATA

(In thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Interest income, including fees	$2,592	$2,426	$9,951	$9,617
Interest expense	343	304	1,281	1,282
Net interest income	2,249	2,122	8,670	8,335
Provision for loan losses	23	30	92	120
Net interest income after
provision for loan loss	2,226	2,092	8,578	8,215
Total non-interest income	227	162	858	719
Total non-interest expenses	1,132	1,081	4,402	4,381
Income before income taxes	1,321	1,173	5,034	4,553
Income tax expense	433	381	1,620	1,518
NET INCOME	$888	$792	$3,414	$3,035

EARNINGS PER SHARE
Basic	$0.39	$0.35	$1.49	$1.32
Diluted	$0.37	$0.32	$1.41	$1.23